News

DENBURY RESOURCES PRE-PACKAGED PLAN CONFIRMED BY COURT

Expects to Emerge from Chapter 11 in Mid-September with Strengthened Balance Sheet

Operations Continuing in Normal Course

PLANO, Texas – September 3, 2020 – Denbury Resources Inc. (OTC Pink: DNRCQ) (“Denbury” or the “Company”) today announced that the United States Bankruptcy Court for the Southern District of Texas (the “Court”) has confirmed its "pre-packaged" plan to restructure the Company’s balance sheet and eliminate Denbury’s $2.1 billion of bond debt (the “Plan”). The Plan received the overwhelming support of the Company’s stakeholders, receiving high consensus across all voting classes and unanimous acceptance from second lien and convertible noteholders. The Company expects to successfully complete its financial restructuring and emerge from Chapter 11 in mid-September.

Consistent with the previously announced Restructuring Support Agreement, the Plan implements a financial restructuring of the Company’s balance sheet. The Plan is specifically designed to have no impact on the Company’s operations while fully satisfying all trade, customer, employee, royalty, working, and other mineral interest claims in the ordinary course. Per the Plan, the Company is authorized to and must pay trade, employee, and ordinary course claims.

Chris Kendall, Denbury’s President and CEO, commented, “We are pleased to have reached this important milestone on an expedited basis thanks to the strong support of the Company’s creditors, along with our customers and business partners. Importantly, we continue to perform at a high level, remaining focused on safe, responsible and efficient operations, and we are committed to maintaining a strong balance sheet.

“Most of all, I want to thank our team for their continued hard work and dedication to Denbury during this restructuring process. We look forward to emerging as a stronger business with significant financial flexibility, positioning Denbury to continue building on the multiple advantages of our unique CO2 EOR focused strategy for many years to come.”

Additional information is available at www.denburyrestructuring.com or by calling Denbury’s Restructuring Hotline at 855-917-3570 (toll-free in the U.S.) or 503-520-4467 (for calls originating outside the U.S.). Court documents and additional information about the Court-supervised process are available on a separate website administered by Denbury’s claims agent, Epiq, at https://dm.epiq11.com/Denbury.

Kirkland & Ellis LLP is acting as legal counsel to Denbury, Evercore Inc. is acting as financial advisor and Alvarez & Marsal is serving as restructuring advisor.

ABOUT DENBURY RESOURCES

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent Form 10-Q and its 2019 Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These forward-looking statements include the expected timing of completion of the restructuring and emergence from Chapter 11 proceedings. There is no assurance that the goals and timing herein can or will be met. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

INVESTOR CONTACT:
John Mayer
Denbury Resources Inc., Director of Investor Relations
972.673.2383

MEDIA CONTACT:
Andrew Siegel / Michael Freitag / Andrew Squire
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

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